NextDecade Announces $50 Million Senior Secured Revolving Credit Facility and $12.5 Million Interest Term Loan

Provides Liquidity for General Corporate Purposes and Train 4 Development Costs

HOUSTON--(BUSINESS WIRE)—January 4, 2024-- NextDecade Corporation (NextDecade) (NASDAQ: NEXT) announced today that its wholly owned subsidiary, NextDecade LNG, LLC, has entered into a credit agreement with MUFG Bank, Ltd. as lender and administrative agent that provides for a $50 million senior secured revolving credit facility (the “Revolving Credit Facility”) and a $12.5 million interest term loan (the “Interest Term Loan”).

Borrowings under the Revolving Credit Facility may be utilized for general corporate purposes, including development costs related to Train 4 at the Rio Grande LNG facility. Borrowings under the Interest Term Loan may be utilized to pay interest expense, fees, and other expenses related to the Revolving Credit Facility. Borrowings under the Revolving Credit Facility and Interest Term Loan will bear interest at SOFR or the base rate plus an applicable margin as defined in the credit agreement.

The Revolving Credit Facility and the Interest Term Loan mature at the earlier of two years from the closing date or 10 business days after a positive Final Investment Decision (FID) on Train 4 at the Rio Grande LNG facility. NextDecade expects the Revolving Credit Facility to provide meaningful liquidity and capital resources as the Company progresses toward a positive FID of Train 4.

NextDecade has started the front-end engineering and design (FEED) and EPC contract processes with Bechtel Energy Inc. for Train 4 and expects to finalize the EPC contract in the first half of 2024. The Company is progressing numerous discussions with potential buyers of LNG to provide commercial support for Train 4 and is targeting a positive FID of Train 4 in the second half of 2024.

About NextDecade Corporation

NextDecade Corporation is an energy company accelerating the path to a net-zero future. Leading innovation in more sustainable LNG and carbon capture solutions, NextDecade is committed to providing the world access to cleaner energy. Through our wholly owned subsidiaries Rio Grande LNG and NEXT Carbon Solutions, we are developing a 27 MTPA LNG export facility in South Texas along with one of the largest carbon capture and storage projects in North America. We are also working with third-party customers around the world to deploy our proprietary processes to lower the cost of carbon capture and storage and reduce CO2 emissions at their industrial-scale facilities. NextDecade’s common stock is listed on the Nasdaq Stock Market under the symbol “NEXT.” NextDecade is headquartered in Houston, Texas. For more information, please visit www.next-decade.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “contemplate,” “estimate,” “expect,” “project,” “plan,” “intend,” “target,” “believe,” “may,” “might,” “will,” “would,” “could,” “should,” “can have,” “likely,” “continue,” “design,” “assume,” “budget,” “guidance,” and “forecast” and other words and terms of similar expressions are intended to identify forward-looking statements, and these statements may relate to the business of NextDecade and its subsidiaries. These statements have been based on assumptions and analysis made by NextDecade in light of current expectations, perceptions of historical trends, current conditions and projections about future events and trends and involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include NextDecade’s progress in the development of its LNG liquefaction and export projects and CCS projects and the timing of that progress; the timing of achieving a final investment decision on future trains at the Rio Grande LNG Facility and the project costs thereof; the availability and frequency of cash distributions available to NextDecade from its joint venture which owns Phase 1 of the Rio Grande LNG Facility; the ability to generate sufficient cash flow to satisfy Rio Grande’s significant debt service obligations or to refinance such obligations ahead of their maturity; restrictions imposed by Rio Grande’s debt agreements that limit flexibility in operating its business; increases in interest rates increasing the cost of servicing Rio Grande’s indebtedness; reliance on third-party contractors to successfully complete the Rio Grande LNG Facility, the pipeline to supply gas to the Rio Grande LNG Facility and any CCS projects; ability to develop NEXT Carbon Solutions’ business though implementation of CCS projects; ability to secure additional debt and equity financing in the future to complete the Rio Grande LNG Facility and CCS projects on commercially acceptable terms; accuracy of estimated costs for the Rio Grande LNG Facility and CCS projects; ability to achieve operational characteristics of the Rio Grande LNG Facility and CCS projects, when completed, including liquefaction capacities and amount of CO2 captured and stored, and any differences in such operational characteristics from expectations; development risks, operational hazards and regulatory approvals applicable to NextDecade’s development, construction and operation activities and those of its third-party contractors and counterparties; technological innovation which may lessen NextDecade’s anticipated competitive advantage or demand for its offerings; global demand for and price of LNG; availability of LNG vessels worldwide; changes in legislation and regulations relating to the LNG and CCS industries, including environmental laws and regulations that impose significant compliance costs and liabilities; scope of implementation of carbon pricing regimes aimed at reducing greenhouse gas emissions; global development and maturation of emissions reduction credit markets; adverse changes to existing or proposed carbon tax incentive regimes; global pandemics, including the 2019 novel coronavirus pandemic, the Russia-Ukraine conflict, other sources of volatility in the energy markets and their impact on NextDecade’s business and operating results, including any disruptions in its operations or development of the Rio Grande LNG Facility and the health and safety of its employees, and on its customers, the global economy and the demand for LNG; risks related to doing business in and having counterparties in foreign countries; NextDecade’s ability to maintain the listing of our securities on the Nasdaq Capital Market or another securities exchange or quotation medium; changes adversely affecting the businesses in which NextDecade is engaged; management of growth; general economic conditions; ability to generate cash; the result of future financing efforts and applications for customary tax incentives; and other matters discussed in the “Risk Factors” section of NextDecade’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Additionally, any development of subsequent trains at the Rio Grande LNG Facility or CCS projects remains contingent upon execution of definitive commercial and financing agreements, securing all financing commitments and potential tax incentives, achieving other customary conditions and making a final investment decision to proceed. The forward-looking statements in this press release speak as of the date of this release. Although NextDecade believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that the expectations will prove to be correct. NextDecade may from time to time voluntarily update its prior forward-looking statements, however, it disclaims any commitment to do so except as required by securities laws.

Investors

Megan Light

mlight@next-decade.com

832-981-6583

Media

Susan Richardson

srichardson@next-decade.com

832-413-6400